SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25

                                               Commission File Number 0-25942

                        NOTIFICATION OF LATE FILING

(Check One)
[ ]   Form 10-K         [  ]   Form 20-F       [  ] Form 11-K
[X]   Form 10-Q         [  ]   Form N-SAR

      For Period Ended:  September 30, 2000
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[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form 11-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form N-SAR

      For the Transition Period Ended:  N/A
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:   N/A
                                                          ---

                      PART I -- REGISTRANT INFORMATION


                                 SWWT, INC.
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Full Name of Registrant


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Former Name if Applicable

         c/o Oscar Capital Management, 900 Third Avenue, 2nd Floor
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Address of principal executive office (Street and Number)

                             New York, NY 10022
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City, state and zip code


                 PART II --  RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate.)

      [X]    (a)     The reasons described in reasonable detail in Part
                     III of this form could not be eliminated without unreasonable effort or expense;

      [X]    (b)     The subject annual report, semi-annual report,
                     transition report on Form 10-K, Form 20-F, 11-K, Form
                     N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     (c)     The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

                           PART III -- NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach extra sheets if needed.)

      Because of unanticipated delays, the registrant has not been able to complete the registrant's unaudited financial statements for the quarter ended September 30, 2000 and obtain the necessary management review of this filing on or prior to November 14, 2000 without incurring unreasonable effort or expense.

                        PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Jon V. Diamond             (212)                 610-2700
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              (Name)               (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      [X]   Yes                  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

      [  ] Yes                  [X]   No

      If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       SWWT, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2000                By  /s/ Jon V. Diamond
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                                              Jon V. Diamond
                                                 President